Exhibit 99.1

SUPERVALU Reports Second Quarter Fiscal 2009 Earnings

Updates Fiscal 2009 Earnings Per Share and Sales Guidance

Affirms Capital Spending and Debt Reduction

Expects Record Earnings Per Share Year

MINNEAPOLIS--(BUSINESS WIRE)--October 14, 2008--SUPERVALU INC. (NYSE:SVU) today reported sales and earnings for the second quarter of fiscal 2009. The company reported second quarter net sales of $10.2 billion compared to $10.2 billion last year, net earnings of $128 million compared to $148 million last year, and diluted earnings per share of $0.60 compared to $0.69 last year. Second quarter fiscal 2009 and fiscal 2008 results included charges for one-time acquisition-related costs of $3 million and $19 million, pretax or $0.01 and $0.05 per diluted share, respectively.

The company reported year to date fiscal 2009 net sales of $23.6 billion compared to $23.5 billion last year, net earnings of $290 million compared to $296 million last year, and reported diluted earnings per share of $1.36 compared to $1.37 last year. Year to date fiscal 2009 results include charges for one-time acquisition-related costs of $0.04 per diluted share compared to $0.13 per diluted share last year.

Jeff Noddle, SUPERVALU chairman and chief executive officer, said, “Despite weaker than expected operating results in the second quarter, we expect another record earnings per share year, with earnings in a range of $2.86 to $2.96 per share. As for the balance of the year, we have taken action to improve our sales performance while creating value for our customers and to reduce costs in the back half of the year.” Noddle went on to say, “We are also affirming that our cash flows will provide for more than $1 billion in capital spending and debt reductions of at least $400 million this year.”

Second Quarter Results

Second quarter retail food net sales were $8.0 billion, compared to $8.0 billion last year, as new store growth was offset by the impact of store closures and negative identical store sales of 1.3 percent, excluding fuel, as a result of soft sales and higher levels of competitive activity. Retail square footage decreased 0.1 percent from the second quarter of fiscal 2008, with new store openings offset by the previously announced closure of underperforming stores. When excluding store closures, total retail square footage increased 2.2 percent from the second quarter of fiscal 2008.

Second quarter supply chain services net sales were $2.3 billion compared to $2.2 billion last year, an increase of 3.8 percent, primarily reflecting the pass through of inflation and new business growth, which was partially offset by customer attrition and the on-going transition of Target Corporation volume to self-distribution.

Retail food net sales in the second quarter of fiscal 2009 represented 77.9 percent of total net sales compared to 78.5 percent last year. Supply chain services net sales in the second quarter of fiscal 2009 represented 22.1 percent of total net sales compared to 21.5 percent last year.

Gross profit margin in the second quarter decreased 60 basis points as a percent of net sales to 22.4 percent, primarily reflecting investments in price and higher levels of promotional spending as well as the 15 basis point impact of the change in business segment mix.

Selling and administrative expenses in the second quarter were 19 percent of net sales, flat to last year. Increases in employee related costs, depreciation and utilities were offset by lower one-time acquisition-related costs, as well as the 15 basis point impact of the change in business segment mix.

Reported operating earnings for the second quarter were $342 million, or 3.3 percent of net sales compared to $406 million, or 4.0 percent of net sales last year. Retail food operating earnings were $284 million, or 3.6 percent of net sales, compared with $385 million, or 4.8 percent of net sales last year, primarily reflecting investments in price and higher promotional spending as well as higher employee related and occupancy costs, partially offset by synergies from the Albertsons acquisition. Supply chain services operating earnings were a record $77 million, or 3.4 percent of net sales, compared with $63 million, or 2.9 percent of net sales last year, primarily reflecting improved sales leverage and cost reduction initiatives.

Net interest expense for the second quarter was $141 million compared to $163 million last year, primarily reflecting lower interest rates and borrowing levels.

SUPERVALU’s income tax expense was $73 million, or 36.4 percent of pre-tax income in the second quarter of fiscal 2009, compared to $95 million, or 39.0 percent of pre-tax income in the second quarter last year, primarily reflecting the impact of non-taxable life insurance proceeds from policies on former Albertsons officers. The effective tax rate for fiscal 2008 was 39.3 percent.

Capital spending for the second quarter was $276 million, including approximately $11 million in capital leases, compared to $278 million in the prior year. In the second quarter the company completed 42 major remodels, 2 minor remodels and 1 new traditional supermarket. Year-to-date capital spending of $614 million, including approximately $12 million of capital leases, compared to $511 million in the prior year, reflects store remodeling activity, new retail stores and technology expenditures.

Total debt to capital was 59 percent at quarter-end compared to 60 percent at fiscal 2008 year-end. The total debt to capital ratio is calculated as total debt, which includes current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity. The company’s revolving credit facility has more than sufficient capacity to meet financing needs through fiscal 2010.

Year to date net cash flows from operating activities were $745 million compared to $1,018 million in the prior year. The current year reflects earlier payments of income taxes of $266 million and profit sharing contributions of $44 million. Year to date net cash flows used by investing activities were $585 million compared to $395 million in the prior year, primarily reflecting higher capital spending in the first half of this year compared to the prior year.

Diluted weighted-average shares outstanding for the second quarter were 213 million shares compared to 216 million shares last year. As of September 6, 2008, SUPERVALU had 212 million shares outstanding.

Fiscal 2009 Guidance
The company is updating its fiscal 2009 guidance as follows:
Fiscal 2009
Diluted Earnings Per Share Summary
	Updated Guidance	Previous Guidance
Diluted earnings per share on a GAAP basis	$2.86 to $2.96	$3.00 to $3.16
One-time acquisition-related costs	$0.04	$0.04
Diluted earnings per share before one-time costs	$2.90 to $3.00	$3.04 to $3.20
Weighted-average diluted shares outstanding (millions)	212 to 214	214 to 216

Commenting on fiscal 2009 guidance Noddle added, “Our fiscal 2009 guidance anticipates third quarter earnings per share to be slightly below the prior year and fourth quarter earnings per share to finish strong, as merchandising initiatives and the full effect of cost reduction activities take hold, as well as the benefit of the 53rd week.”

SUPERVALU’s full fiscal 2009 guidance includes the following assumptions:

  Net sales are estimated to be approximately $45 billion, including an approximate benefit of $800 million from the 53rd week in the fiscal year;
  Diluted earnings per share will benefit by approximately $0.06 from the 53rd week;
  Identical store sales growth, excluding fuel, is projected to be flat to negative 0.5 percent for fiscal 2009, and flat to positive 0.5 percent for the balance of the year;
  Sales attrition in the traditional food distribution business will be approximately 2 to 4 percent for the year. This rate is exclusive of new business and the multi-year migration of Target Corporation volume to self-distribution;

  Consumer spending will continue to be pressured by inflation and the economy;
  Capital spending is projected to be approximately $1.2 to $1.3 billion, which includes 155 major store remodels, approximately 14 new traditional supermarkets and 45 to 55 limited assortment stores, including 25 licensed stores;
  Debt reduction is estimated to be approximately $400 million;
  Incremental synergy benefits in fiscal 2009, relating to the Albertsons acquisition, are estimated to be approximately $40 to $50 million pre-tax;
  One-time acquisition-related costs are expected to be approximately $16 million pre-tax in fiscal 2009; and
  The effective tax rate is estimated to be approximately 38.6 percent.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with pass code 66739387 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through October 31, 2008.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $45 billion. SUPERVALU holds leading market share positions across the U.S. with approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 2,500 independent retailers and other grocery endpoints across the country. SUPERVALU has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes continued provision of transition support services and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
(In millions, except per share data)	September 6, 2008	% of net sales	September 8, 2007	% of net sales

Net sales	$10,226	100.0%	$10,159	100.0%
Cost of sales	7,937	77.6%	7,826	77.0%
Gross profit	2,289	22.4%	2,333	23.0%

Selling, general and administrative expenses	1,947	19.0%	1,927	19.0%
Operating earnings	342	3.3%	406	4.0%

Interest expense, net	141	1.4%	163	1.6%
Earnings before income taxes	201	2.0%	243	2.4%
Income tax expense	73	0.7%	95	0.9%

Net earnings	$128	1.3%	$148	1.5%

Earnings per common share
Basic	$0.60		$0.70
Diluted	$0.60		$0.69
Weighted average number of common shares outstanding
Basic	211		212
Diluted	213		216

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
(In millions, except per share data)	September 6, 2008	% of net sales	September 8, 2007	% of net sales

Net sales	$23,573	100.0%	$23,450	100.0%
Cost of sales	18,219	77.3%	18,034	76.9%
Gross profit	5,354	22.7%	5,416	23.1%

Selling, general and administrative expenses	4,556	19.3%	4,544	19.4%
Operating earnings	798	3.4%	872	3.7%

Interest expense, net	331	1.4%	386	1.6%
Earnings before income taxes	467	2.0%	486	2.1%
Income tax expense	177	0.8%	190	0.8%

Net earnings	$290	1.2%	$296	1.3%

Earnings per common share
Basic	$1.37		$1.40
Diluted	$1.36		$1.37
Weighted average number of common shares outstanding
Basic	211		211
Diluted	213		216

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
(In millions)	September 6, 2008	September 8, 2007

Net sales
Retail food	$7,961	$7,977
	77.9%	78.5%
Supply chain services	2,265	2,182
	22.1%	21.5%
Total net sales	$10,226	$10,159
	100%	100%

Operating earnings
Retail food operating earnings	$284	$385
Supply chain services operating earnings	77	63
General corporate expenses	(19)	(42)
Total operating earnings	342	406
Interest expense, net	141	163
Earnings before income taxes	201	243
Income tax expense	73	95
Net earnings	$128	$148

LIFO charge	$17	$11

Depreciation and amortization
Retail food	$225	$206
Supply chain services	22	22
Total	$247	$228

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
(In millions)	September 6, 2008	September 8, 2007

Net sales
Retail food	$18,307	$18,400
	77.7%	78.5%
Supply chain services	5,266	5,050
	22.3%	21.5%
Total net sales	$23,573	$23,450
	100%	100%

Operating earnings
Retail food operating earnings	$683	$834
Supply chain services operating earnings	163	130
General corporate expenses	(48)	(92)
Total operating earnings	798	872
Interest expense, net	331	386
Earnings before income taxes	467	486
Income tax expense	177	190
Net earnings	$290	$296

LIFO charge	$37	$19

Depreciation and amortization
Retail food	$522	$501
Supply chain services	47	51
Total	$569	$552

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions)	September 6, 2008	February 23, 2008

ASSETS
Current assets
Cash and cash equivalents	$273	$243
Receivables, net	898	951
Inventories	2,938	2,776
Other current assets	264	177
Total current assets	4,373	4,147
Property, plant and equipment, net	7,542	7,533
Goodwill	6,959	6,957
Intangible assets, net	1,921	1,952
Other assets	459	473
Total assets	$21,254	$21,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,347	$3,354
Current maturities of long-term debt and capital lease obligations	531	331
Other current liabilities	942	922
Total current liabilities	4,820	4,607
Long-term debt and obligations under capital leases	8,268	8,502
Other liabilities	1,972	2,000
Total stockholders' equity	6,194	5,953
Total liabilities and stockholders’ equity	$21,254	$21,062

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
(In millions)	September 6, 2008	September 8, 2007

Cash flows from operating activities
Net earnings	$290	$296
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	569	552
LIFO charge	37	19
Gain on sale of assets	(11)	(3)
Deferred income taxes	59	(28)
Stock-based compensation	28	36
Other	(9)	(4)
Changes in operating assets and liabilities	(218)	150
Net cash provided by operating activities	745	1,018
Cash flows from investing activities
Proceeds from sale of assets	65	74
Purchases of property, plant and equipment	(665)	(488)
Other	15	19
Net cash used in investing activities	(585)	(395)
Cash flows from financing activities
Proceeds from issuance of long-term debt	276	13
Repayment of long-term debt	(282)	(525)
Proceeds from settlement of mandatory convertible securities	-	52
Payment of obligations under capital leases	(36)	(30)
Net proceeds from the sale of common stock under option plans and related tax benefits	8	147
Dividends paid	(73)	(70)
Payment for purchase of treasury shares	(23)	(218)
Net cash used in financing activities	(130)	(631)
Net increase (decrease) in cash and cash equivalents	30	(8)
Cash and cash equivalents at beginning of period	243	285
Cash and cash equivalents at end of period	$273	$277

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
Jean Giese, 952-828-4939
jean.giese@supervalu.com